Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company) Ticker: MSA (NYSE) Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Sales and Earnings
Global Safety Equipment Manufacturer Continues Strong Performance

•	Net Sales Increase 28%

•	Net Income from Continuing Operations Up 74%

•	Strong Performance Continues to be Led by Military, Homeland Security and Fire Service Sales in North America

     PITTSBURGH, November 3, 2004 – MSA (NYSE: MSA) today announced that net sales for the third quarter of 2004 were $219,962,000, compared with $171,927,000 for the third quarter of 2003, an increase of $48.0 million, or 28 percent. Net income from continuing operations for the third quarter of 2004 improved 74 percent to $19,111,000, or $.51 per basic share, compared with $10,984,000, or $.30 per basic share, for the same quarter last year.

     Net sales for the nine months ended September 30, 2004 were $627,566,000, compared with $508,257,000 in 2003, an increase of $119.3 million, or 23 percent. Net income from continuing operations for the nine months ended September 30, 2004 improved 58 percent to $53,367,000, or $1.44 per basic share, compared with $33,675,000, or $.91 per basic share, for the same period last year.

     Including the sale of a discontinued business in September 2003, noted below, net income for the third quarter of 2004 was $19,111,000, or $.51 per basic share, compared with $24,540,000, or $.67 per basic share, for the same quarter last year. Net income for the nine months ended September 30, 2004 was $53,367,000, or $1.44 per basic share, compared with $50,018,000, or $1.36 per basic share, for the same period last year. Third quarter 2003 and year-to-date 2003 net income included income of $13,556,000, or $.37 per basic share, and $16,343,000, or $.45 per basic share, respectively, related to the Callery Chemical Division which was sold to BASF Corporation in September 2003 for a gain of $13,658,000.

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     Third quarter sales growth occurred primarily in the company’s North American segment, led by strong shipments of self-contained breathing apparatus (SCBA) and thermal imaging cameras (TICs) to the fire service market, and Advanced Combat Helmets and gas masks to homeland security and military markets. The company’s broad range of sophisticated new products are selling well, assisted by higher government funding to support the fire service, homeland security and the war on terrorism.

     The company continues to see strong demand for its latest generation of SCBAs and Millennium® Gas Masks, which were among the first such devices to meet new performance standards adopted by the National Fire Protection Association (NFPA) and the National Institute for Occupational Safety and Health (NIOSH) for protection against chemical, biological, radiological and nuclear (CBRN) agents. These standards are helping to provide first responders with higher levels of protection against possible terrorist attacks. Shipments of the Advanced Combat Helmet, which was recognized as one of the Greatest Inventions of 2002 by the U.S. Army, were also significantly higher during the current quarter.

     MSA’s Evolution® 5000 TIC, which combines the functionality and durability required by the fire service with features and performance not found on other small format cameras, continues to be the camera of choice in the fire service market. Sales of instrument products also grew significantly on improved industrial market demand for the company’s latest generation portable instruments, such as the Solaris® Multigas Detector, which is one of the smallest and lightest four-gas monitors available today. Industrial helmet sales in North America have also been good.

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     Local currency sales in the company’s European segment grew modestly during the quarter and were assisted by the acquisition of Sordin AB, a leading manufacturer of passive and electronic hearing protection devices for the industrial, law enforcement and military markets. In MSA’s International segment, local currency sales during the third quarter were somewhat higher due to improved performance in Latin America and the Asia Pacific region. When stated in U.S. dollars, reported sales in these segments also increased modestly as a result of favorable currency translation effects associated with a stronger Euro, Australian Dollar, and South African Rand.

     Third quarter income growth occurred primarily in the company’s North American segment and is a result of the previously discussed sales growth. Income also improved in MSA’s European segment, primarily as a result of the Sordin acquisition. International segment income also improved on higher sales.

     “Our strong performance, which continues a trend that began several years ago, is the direct result of our focus on key markets and customers, including the fire service, homeland security and the military,” said John T. Ryan III, MSA Chairman and CEO. “We have been particularly diligent in identifying promising markets and developing innovative products that meet new performance standards and anticipate end-user needs. I am particularly pleased by the diversity of our sales performance in North America where we have shown sales gains in almost every active commercial product area, including those driven by special government funding and those that are not. I believe that a heightened commitment to worker safety and a focus on homeland security throughout the world will continue to provide MSA with attractive opportunities to respond to and meet customers’ safety equipment needs across a wide range of end-user markets and applications,” Mr. Ryan said.

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About MSA:

     Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. MSA products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad offering of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand name. MSA has manufacturing operations throughout the United States and Europe and 28 international affiliates. More information about MSA is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”), including without limitation our most recent filing on Form 10-K, filed on March 15, 2004 and our Form S-3/A, filed on June 23, 2004. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. Our SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company
Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share and shares outstanding)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Net sales	$219,962	$171,927	$627,566	$508,257
Other income	2,018	1,586	3,482	2,116
Cost of products sold	128,227	102,010	362,166	299,149
Selling, general and administrative	50,352	41,761	145,229	123,076
Research and development	5,588	5,599	15,890	15,495
Depreciation and amortization	6,647	5,522	18,228	16,572
Interest	996	1,033	2,725	3,325
Currency exchange loss (gain)	(951)	(121)	969	(1,922)

Income from continuing operations before income taxes	31,121	17,709	85,841	54,678
Provision for income taxes	12,010	6,725	32,474	21,003

Net income from continuing operations	19,111	10,984	53,367	33,675
Net income from discontinued operations		(102)		2,685
Gain on sale of discontinued operations – after tax		13,658		13,658

Net income	19,111	24,540	53,367	50,018

Basic earnings per share
Continuing operations	.51	.30	1.44	.91
Discontinued operations		.37		.45

Net income	.51	.67	1.44	1.36

Diluted earnings per share
Continuing operations	.50	.29	1.40	.91
Discontinued operations		.36		.44

Net income	.50	.65	1.40	1.35

Average number of common shares outstanding (basic)	37,126,586	36,743,757	37,048,383	36,690,147

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Mine Safety Appliances Company
Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)	September 30, 2004	December 31, 2003
Current assets
Cash and cash equivalents	$62,210	$73,244
Trade receivables, net	160,565	129,900
Inventories	112,396	90,103
Other current assets	33,961	30,995

Total current assets	369,132	324,242

Property, plant and equipment, net	120,936	120,560
Prepaid pension cost	130,243	121,290
Goodwill	48,142	44,810
Other non-current assets	31,408	32,983

Total	699,861	643,885

Current liabilities
Notes payable and current portion of long-term debt	$5,365	$5,666
Accounts payable	37,973	40,029
Other current liabilities	82,242	69,020

Total current liabilities	125,580	114,715

Long-term debt	59,911	59,915
Pension and other employee benefits	76,189	74,808
Deferred tax liabilities	75,639	70,845
Other non-current liabilities	13,157	15,744
Shareholders’ equity	349,385	307,858

	699,861	643,885

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Mine Safety Appliances Company
Segment Information (Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2004	2003	2004	2003
Net Sales
North America	$151,197	$112,889	$424,846	$331,054
Europe	40,739	34,890	121,795	106,164
International	28,026	24,148	80,925	71,039

Total	219,962	171,927	627,566	508,257

Net income from continuing operations
North America	$16,022	$9,636	$44,492	$26,681
Europe	1,304	686	4,447	2,750
International	2,230	919	5,522	3,792
Reconciling	(445)	(257)	(1,094)	452

	19,111	10,984	53,367	33,675

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